Exhibit 10.11
AMENDED AND RESTATED
EXECUTIVE APPOINTMENT AGREEMENT
This Amended and Restated Executive Appointment Agreement (the “Agreement”) is made and entered into as of         , 2021, by and between Coupang, Inc, a Delaware corporation (as successor to Coupang, LLC) (the “Company”) and Harold Rogers (“Executive”). This Agreement shall be effective upon the closing of the Company’s first SEC-registered underwritten offering of common stock (the “Effective Date”).
WITNESSETH:
WHEREAS, Coupang, LLC (the predecessor to the Company) and Executive previously entered into an Executive Appointment Agreement, dated October 4, 2019 (the “Prior Agreement”).
WHEREAS, Coupang, LLC (the predecessor to the Company) and Executive are also party to the following agreements: (i) an Option Award Agreement, dated January 23, 2020, and (ii) an REU Award Agreement, dated January 11, 2021 (collectively, and together with any award agreements governing any future grants of equity incentive awards by the Company to Executive (the “Equity Award Agreements”)).
WHEREAS, the Company and Executive now mutually desire to amend and restate the Prior Agreement on the terms and conditions set forth below.
NOW, THEREFORE, in consideration of the mutual promises, undertakings and covenants set forth herein, the parties hereto mutually agree as follows:
1.Duties and Scope of Appointment.
a.Appointment and Duties. The Company hereby agrees to continue to appoint Executive as Chief Administrative Officer of the Company as of the Effective Date, and Executive hereby accepts such appointment. Executive will report to the Chief Executive Officer of the Company (the “CEO”). Executive will perform such duties and responsibilities as are designated by the Company and at the direction of the CEO.
b.Performance. Executive shall perform in good faith and with a high duty of care Executive’s duties and responsibilities as set forth in this Agreement. Executive shall comply with and act in accordance with and be bound by the Company’s (and its subsidiaries’ and affiliates’, as applicable) rules and regulations, and instructions issued by the Company (or its subsidiaries or affiliates, as applicable), as they may be amended from time to time.
c.Full-Time Commitment. During Executive’s appointment with the Company, Executive shall devote substantially all of Executive’s business time, energy and skill to the affairs of the Company, and Executive shall not assume a position in any other business, profession or occupation without the express prior written consent of the CEO; provided, that Executive may upon prior written disclosure to the CEO (i) serve as a member of not more than one for-profit board of directors so long as Executive receives prior written consent of the CEO, (ii) serve in any capacity with charitable or not-for-profit enterprises so long as there is no material conflict or interference with Executive’s duties to the Company, and (iii) make passive investments where Executive is not obligated or required to, and shall not in fact, devote any managerial efforts. The Company shall have the right to limit Executive’s participation in any of the foregoing activities and endeavors if the CEO believes, in the CEO’s sole and exclusive discretion, that the time spent on such activities and endeavors infringes upon, or is incompatible with, Executive’s ability to perform Executive’s duties under this Agreement.
d.No Conflicting Obligations. Executive represents and warrants that Executive is under no contractual or other obligations or commitments that are inconsistent with Executive’s obligations under this Agreement, including but not limited to any restrictions that would preclude Executive from providing services to the Company. In connection with Executive’s appointment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other person or entity has any right, title or interest, and Executive’s appointment will not infringe or violate the rights of any other person or entity. Executive confirms that Executive has not removed or taken any documents or proprietary data or materials of any kind from any other employer to the Company without written authorization from that employer.
e.Assignment. Executive agrees to continue on international assignment from the Company to Coupang Corp., pursuant to the terms of the Amended and Restated Letter of Assignment in the form attached hereto as Exhibit A (the “Letter of Assignment”), which Executive, the Company and Coupang Corp. shall enter into at the same time as this Agreement to be effective on the Effective Date of this Agreement.
2.Compensation. In consideration of the services to be performed hereunder, during the Service Period (as defined below), the Company shall provide Executive with the following compensation and benefits pursuant to the terms and conditions hereof.
a.Base Salary. The Company shall pay Executive an annual base salary of USD $450,000 per year, subject to periodic review by the board of directors of the Company (or applicable committee thereof) for potential increases (but not decreases), which amount shall be payable in accordance with the Company’s payroll practices as in effect and applicable wage payment laws, and subject to such withholdings as required by law. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary”.
b.Annual Retention Bonus. The Company will pay Executive an annual retention bonus of USD $100,000 (the “Retention Bonus”), which shall be paid on each anniversary of Executive’s initial appointment date with the Company (which original appointment date was January 6, 2020); provided, however, that Executive is not serving notice of resignation or termination as of the payment date, and is otherwise in continuous service at the Company. The Retention Bonus amount shall be payable in accordance with the Company’s payroll practices as in effect, and subject to such withholdings as required by law. Executive acknowledges and agrees that Executive has received, and the Company has satisfied its obligation in respect of, the first Retention Bonus payment of USD$100,000 (for the period of January 6, 2020 through January 6, 2021).
c.Incentive Compensation. Executive may be eligible for short-term or long-term incentive awards under such policies and programs as may be maintained by the Company from time to time, as determined in by the Company in its discretion.
d.Health Insurance. The Company shall provide health care benefits for Executive and Executive’s covered dependents pursuant to such health care plans as the Company or its subsidiaries may maintain from time to time, on the terms and subject to the conditions set forth in such plans. Nothing in this Section shall limit the Company’s or its subsidiaries’ right to change or modify or terminate any benefit plan or program as it sees fit from time to time in the normal course of business.
e.Business Expenses. Executive shall be reimbursed for Executive’s necessary and reasonable business expenses incurred in connection with the performance of Executive’s duties in accordance with the Company’s or its subsidiaries’ applicable expense reimbursement policy. Executive must promptly submit an itemized account of expenses and appropriate supporting documentation, in accordance with the Company’s generally applicable guidelines.
3.Term and Termination.
a.Executive’s appointment under this Agreement commenced as of the Effective Date, and shall terminate on the second (2nd) anniversary thereof, unless terminated earlier pursuant to Section 4(b) (the “Initial Service Period”). Unless written notice of either party’s desire to terminate this Agreement has been given to the other party at least sixty (60) days prior to the expiration of the Initial Service Period (or any renewal thereof contemplated by this sentence), the term of Executive’s appointment hereunder shall be automatically renewed for successive one-year periods (such term, including the Initial Service Period, as it may be extended, the “Service Period”).
b.(i) Either party may terminate Executive’s appointment under this Agreement and the Service Period at any time by giving the other party sixty (60) days’ prior written notice (or, in the case of the Company, by paying Base Salary in lieu of such notice); and (ii) the Company may terminate Executive’s appointment under this Agreement and the Service Period for “Cause” (as defined below) at any time without provision of notice or payment of any compensation of any kind not accrued as of the date of termination. In the event the Company elects to terminate Executive’s appointment under this Agreement and the Service Period without Cause, payment of Executive’s Base Salary during the aforementioned sixty (60) day notice period shall be subject to Executive’s timely execution of an effective release and waiver of claims in favor of the Company, its subsidiaries and affiliates (and each of their respective officers and directors) on a form provided by the Company and such release becoming irrevocable no later than sixty (60) days following the date of termination.
“Cause” shall mean any of the following reasons as determined within the sole discretion of the board of directors of the Company: (a) the commission of any act of fraud, embezzlement or willful dishonesty by Executive which adversely affects the business of the Company, its subsidiaries or affiliates; (b) any unauthorized use or disclosure by Executive of confidential information or trade secrets of the Company, its subsidiaries or affiliates; (c) the refusal or omission by Executive to perform any lawful duties properly required of Executive under this Agreement or any other written agreement between the Company, its subsidiaries or affiliates and Executive, provided that any such failure or refusal has been communicated to Executive in writing and Executive has been provided a reasonable opportunity (not to exceed 20 days) to correct it, if correction is possible; (d) any act or omission by Executive involving malfeasance or gross negligence in the performance of Executive’s duties to, or material deviation from or violation of any of the policies or directives of, the Company, its subsidiaries or affiliates; (e) conduct on the part of Executive which constitutes the breach of any statutory or common law duty of loyalty to the Company, its subsidiaries or affiliates; (f) any illegal act by Executive which adversely affects the business of the Company, its subsidiaries or affiliates, or any felony or misdemeanor involving moral turpitude committed by Executive, as evidenced by conviction thereof (or a plea of guilty or nolo contendere thereto); or (g) any other reason constituting justifiable grounds for termination under the laws of the Republic of Korea, including the Commercial Act.
c.In the event that Executive’s appointment under this Agreement and the Service Period terminates for any reason, Executive shall be entitled to (i) any accrued but unpaid Base Salary through the date of termination, payable on the next regularly scheduled payroll date following such termination (or such earlier or later date as may be required by applicable law), (ii) any unreimbursed business expenses incurred through the date of termination, in accordance with Section 2(e), and (iii) any accrued and vested benefits under the Company’s employee benefit plans, in accordance with the terms and conditions of such plans. Executive will be eligible to participate in the Company’s Executive Severance Policy as may be in effect and/or amended and/or restated from time to time in accordance with its terms.
d.In the event of termination of Executive’s appointment under this Agreement and the Service Period, Executive hereby agrees to resign from all positions that Executive holds with the Company and any of its subsidiaries or affiliates.
e.In the event of termination of Executive’s appointment under this Agreement and the Service Period, Executive hereby agrees to assist and cooperate with the Company in executing any and all termination procedures and Executive agrees and acknowledges that Executive will not make a claim for any wages, commissions, bonuses, payments or remuneration of any kind, other than that specifically provided for in this Agreement.
4.Successors. The terms of this Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. For all purposes under this Agreement, the term “Company” will include any successor to the Company’s business or assets that becomes bound by this Agreement.
5.Non-Solicitation of Staff; Non-Disparagement.
a.Executive covenants and agrees with the Company that during Executive’s service with the Company and for a period of one (1) year following the termination of Executive’s service for any reason, Executive will not, whether for Executive’s own account or in conjunction with or on behalf of any other Person (as defined below), directly or indirectly solicit or entice away from the Company, its parent, subsidiaries or any of their respective affiliates any individual who is an employee, director, or officer of the Company, its parent, subsidiaries or any of their respective affiliates and with whom Executive has had business dealings during the course of Executive’s service with the Company, its parent, subsidiaries or affiliates whether or not any such Person would commit a breach of contract by reason of Executive’s leaving service. A “Person” means any individual, entity, association, or governmental body.
b.Executive covenants and agrees with the Company that during Executive’s service with the Company, its parent, subsidiaries and their respective affiliates and thereafter, Executive shall not disclose or cause to be disclosed any negative, adverse or derogatory comments or information about (i) the Company and its parent, affiliates or subsidiaries, if any; (ii) any product or service provided by the Company and its parent, affiliates or subsidiaries, if any; or (iii) the Company’s and its parents, affiliates’ or subsidiaries’ prospects for the future. Nothing in this Section shall prohibit Executive from (v) testifying truthfully in any legal or administrative proceeding or otherwise truthfully responding to any other request for information or testimony that Executive is legally required to respond to, (w) making any truthful statement to the extent necessary to rebut any untrue public statements made by another party, (x) making any legally required disclosures, and /or discussing any of the above with the Company’s legal advisors or Executive’s legal advisors on a confidential basis, or (y) making any statement as part of or in any arbitration or court proceeding that involves Executive, on the one hand, and /or any of the Company or any of its affiliates, on the other hand.
6.Confidentiality, Non-Competition and Invention Assignment Agreement. Executive covenants and agrees that as a condition of Executive’s continued service with the Company, Executive will execute the Company’s Confidentiality, Non-Competition and Invention Assignment Agreement (the “CNIAA”) in the form attached hereto as Exhibit B. Such agreement restricts Executive’s future flexibility, and its restrictions are in addition to and in no way subtract from the restrictions imposed on Executive by this Agreement.
7.Restrictive Covenants. Executive declares that the restrictions set forth or referenced above are reasonable and necessary for the adequate protection of the business and goodwill of the Company and its affiliates. Each of the restrictions set forth or referenced above shall be construed as a separate and independent restriction and if one or more of the restrictions (or any part of them) is found to be void or unenforceable, the validity of the remaining restrictions shall not be affected.
If any of the restrictions set forth or referenced in this Agreement shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope, or other provisions hereof to make the restriction consistent with applicable law, and in its reduced form such restriction shall then be enforceable in the manner contemplated hereby. In the event that Executive breaches any of the promises contained or referenced in this Agreement, Executive acknowledges that the Company’s remedy at law for damages will be inadequate and that the Company may be entitled to specific performance, a temporary restraining order or preliminary injunction to prevent Executive’s prospective or continuing breach and to maintain the status quo. The existence of this right to injunctive relief, or other equitable relief, or the Company’s exercise of any of these rights, shall not limit any other rights or remedies the Company may have in law or in equity, including, without limitation, the right to arbitration contained in Section 16 hereof and the right to compensatory and monetary damages. Executive and the Company here by agree to waive any right to a jury trial with respect to any action commenced to enforce the terms of this Agreement.
If Executive violates any of the restrictions set out above, or in the CNIAA, then the effective period for such restriction shall be automatically extended by one day for each day during which the violation, or the harm from such violation, continues uncured.
8.Cooperation with Respect to Litigation. During Executive’s service with the Company and at all times thereafter, Executive agrees to give prompt written notice to the Company of any formally asserted written claim relating to the Company, its parent, subsidiaries or their respective affiliates and to cooperate, in good faith, with the Company, its parent, subsidiaries and their respective affiliates in connection with any and all pending, potential or future claims, investigations or actions which directly or indirectly relate to any action, event or activity about which Executive has or is reasonably believed by the Company to have direct material knowledge in connection with or as a result of Executive’s service to the Company, its parent, subsidiaries or their respective affiliates hereunder, provided that Executive is not waiving any legal rights Executive may have. Such cooperation will include all assistance that the Company, its counsel or its representatives may reasonably request, including reviewing documents, meeting with counsel, providing factual information and material, and appearing or testifying as a witness.
9.Data Protection. The Company will handle personal data of Executive in accordance with the Company’s privacy policy (as may be amended and/or restated from time to time).
10.Compliance. Executive further agrees to comply with all laws, rules and regulations of the Company and any regulatory authority or agency.
11.Tax Returns. Executive shall be responsible for filing annual income tax returns with the relevant tax authorities. The Company may make such deductions, withholdings and other payments from all sums payable to Executive under this Agreement that are required by law.
12.No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to the extent any entity assumes the Company’s obligations hereunder in connection with any sale or transfer or all or a substantial portion of the Company’s assets to such entity.
13.Indemnification. The Company shall indemnify Executive to the full extent provided in the Company’s certificate of incorporation and bylaws and the laws of the State of Delaware in connection with Executive’s activities as an officer or director of the Company. Executive will be covered as an insured on the director and officer liability insurance policy maintained by the Company or as may be maintained by the Company from time to time.
14.Entire Agreement. This Agreement, the CNIAA, the Letter of Assignment and the Equity Award Agreements express the entire understanding of the parties with respect to the terms of Executive’s provision of services to the Company, and supersedes any prior oral or written agreement, understanding or the like, including the Prior Agreement. No modification or amendment of this Agreement, and no waiver of any provision hereof may be made unless such modification, amendment, or waiver is set forth in writing by the parties hereto.
15.Governing Law. This Agreement shall be construed and interpreted in accordance with, and governed by the laws of the State of Delaware, without reference to the principles of conflict of laws. Notwithstanding the foregoing, with respect to any period of time in which Executive is assigned to, and provides services for, the Korean office of Coupang Corp. or any other affiliate in the Republic of Korea (“Assignment”) (including pursuant to the Letter of Assignment), any controversy or claim arising out of or relating to such Assignment shall be governed solely by the laws of the Republic of Korea (with each party consenting to the exclusive jurisdiction and venue of the Seoul Central District Court, in any action, suit, or proceeding arising out of or relating to such Assignment that are not subject to arbitration).
16.Dispute Resolution. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Sections 5, 6 or 7, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 7) that is not resolved by Executive and the Company (or its affiliates, where applicable) shall be submitted to binding arbitration by the American Arbitration Association in Wilmington, Delaware in accordance with Delaware law and the Employment Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”), and a neutral arbitrator will selected in a manner consistent with such Rules. Such arbitration shall be confidential and private and conducted in accordance with the Rules. Any such arbitration proceeding shall take place in Wilmington, Delaware before a single arbitrator (rather than a panel of arbitrators). Each party shall bear its respective costs (including attorney’s fees), and there shall be no award of attorney’s fees. Judgment upon the final award(s) rendered by such arbitrator, after giving effect to the AAA internal appeals process, may be entered in any court having jurisdiction thereof. The determination of the arbitrator shall be final and binding on the Company (or its affiliates, where applicable) and Executive.
17.Employee Protection and Defend Trade Secrets Act of 2016.
Nothing in this Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the U.S. Securities and Exchange Commission (the “SEC”) or any other governmental agency or commission (“Government Agency”) regarding possible legal violations, without disclosure to the Company. Neither the Company nor any of its affiliates may retaliate against Executive for any of these activities, and nothing in this Agreement or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency.
Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), the Company and Executive acknowledge and agree that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if Executive files a lawsuit for retaliation by the Company or any of its affiliates for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and may use the trade secret information in the court proceeding, if Executive (A) files any document containing the trade secret under seal and (B) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement or otherwise is intended to conflict with 18 U.S.C. § l 833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section.
18.Miscellaneous. If any provision in this Agreement or compliance by Executive or the Company with any provision of this offer constitutes a violation of any law, or is or becomes unenforceable or void, it will be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law. If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, will be deemed severable from the remaining provisions of this Agreement, which provisions and terms will remain in effect.
19.Section 409A. The payments and benefits under this Agreement are intended to be exempt from (and if not exempt from, compliant with) the application of Section 409A of the Internal Revenue

Code of 1986, as amended (“Section 409A”), and this Agreement will be construed accordingly. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A. Executive’s right to receive any installment payments will be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of Executive’s separation from service to be a “specified employee” for purposes of Section 409A, and if any of the payments upon separation from service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation” subject to Section 409A then, to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Section 409A and the related taxation under Section 409A, such payments shall not be provided to Executive prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of taxation thereunder. With respect to payments to be made upon execution of an effective release, if the release revocation period spans two calendar years, payment will be made in the second of the two calendar years to the extent such amounts are “deferred compensation” under Section 409A and necessary to avoid taxation under Section 409A. Any taxable reimbursements due under the terms of this Agreement or any other agreement with the Company shall be paid no later than December 31 of the year after the year in which the expense is incurred, and all taxable reimbursements and in-kind benefits shall be provided in accordance with Section 1.409A-3(i)(1)(iv) of the regulations under Section 409A. The Company makes no representation or warranty and shall have no liability to Executive or any other person if any provisions of this Agreement or any payments or benefits hereunder are determined not to be compliant with Section 409A.
20.Section 280G. Notwithstanding any provision of this Agreement to the contrary, if any payment or benefit Executive would receive pursuant to this Agreement or otherwise (a “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.
21.Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

22.Section Headings. Section headings used in this Agreement are included for convenience of reference only and will not affect the meaning of any provision of this Agreement.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Date: , 2021

EXECUTIVE	COUPANG, INC.

Harold Rogers	[Name]
[Title]

Signature:	Signature:
[SIGNATURE PAGE TO EXECUTIVE APPOINTMENT AGREEMENT]

Exhibit A
Amended and Restated Letter of Assignment
        , 2021
Dear Harold Rogers:
This amended and restated letter of assignment (this “Letter of Assignment”) confirms the terms and conditions of your continued international assignment (the “Assignment”) from Coupang, Inc. (as successor to Coupang, LLC) (the “Company “) to the Korean office of Coupang Corp. (“Affiliate”). This Letter of Assignment shall be effective upon the closing of the Company’s first SEC-registered, underwritten offering of common stock (the “Effective Date”).
Except as otherwise expressly provided herein, this Letter of Assignment supersedes and replaces the Letter of Assignment by and among you, Coupang, LLC (as predecessor to the Company) and Affiliate, dated October 4, 2019, as amended by that Contract Amendment Agreement, dated January 9, 2020 (the “Prior Letter of Assignment”), which governed the terms of your international assignment during the period from your original assignment date of January 6, 2020 (the “Original Assignment Date”) through the Effective Date.
PLACE AND ANTICIPATED DURATION OF ASSIGNMENT
The Assignment under this Letter of Assignment will commence on the Effective Date and is expected to continue for a fixed period of two (2) years (the “Initial Continued Assignment Period”), unless terminated earlier by you or the Company. While the Company may cancel this Assignment in its sole discretion at any time without prior notice, this Assignment will automatically be renewed for successive one-year periods (such term, including the Initial Continued Assignment Period, as it may be extended, the “Assignment Period”) unless written notice of either party’s desire to terminate the Assignment has been given to the other party at least sixty (60) days prior to the expiration of the Initial Continued Assignment Period (or any renewal thereof contemplated by this sentence).
You will initially provide services to Affiliate in its main office located in Seoul, Korea. However, Affiliate may ask that you provide services to it from other locations from time to time according to its business needs, and it may require you to temporarily provide services at any location and to travel to domestic and foreign locations in connection with Affiliate’s business.
You acknowledge and agree that you are not an employee of Affiliate under the Labor Standards Act and other applicable laws and regulations of Korea and, as such, shall not be entitled to any benefits given to employees under such laws and regulations (except with respect to those benefits which you had previously been regularly receiving from the Company prior to the Original Assignment Date), unless such is specifically provided for under the terms and conditions of this Letter of Assignment.
DUTIES; COMPLIANCE WITH APPLICABLE LAWS AND POLICIES
During the Assignment, you will be in the position of Chief Administrative Officer at Affiliate, and you will report to the Chief Executive Officer of the Company. During the Assignment, you will have such authority, responsibility and duties as are set forth in the Executive Appointment Agreement (as defined below) and as may be communicated to you by Affiliate. During your Assignment, you agree to comply with all applicable laws and policies of the Company and Affiliate, including, but not limited to, your ongoing obligations pursuant to your Agreement and Confidentiality, Non-Competition and Invention

Assignment Agreement with the Company, as well as Affiliate’s workforce regulations, where applicable, as they pertain to the Assignment and your service generally.
You will receive paid annual leave, public holidays, and one paid day off per week (currently Sunday; Saturday is an unpaid day off) in accordance with the minimum requirements of Korean law and any applicable policies of Affiliate. Holidays and other days off may be substituted with other days off if deemed necessary by Affiliate.
WORK AUTHORIZATION
The Assignment is expressly conditioned upon your obtaining the necessary work authorization and satisfying all legal requirements for entry, residence, and work in Korea, including the health requirements established by the Company and by the health organizations of the government of Korea as consistent with applicable law. Affiliate will pay the costs of processing any required visas and any other similar expenses associated with these processes for you to move and work in Korea as may be required.
COMPENSATION ISSUES
Your compensation terms will remain as reflected in your Amended and Restated Executive Appointment Agreement with the Company dated         , 2021 (the “Executive Appointment Agreement”). While on Assignment you will be paid directly by Affiliate on a monthly basis.
ASSIGNMENT-RELATED ALLOWANCES AND REIMBURSEMENTS
HOUSING
Affiliate will provide housing support of up to KRW 90,000,000 per annum.
HOME LEAVE
While on Assignment, you are eligible for Home Leave. You will be eligible for one round-trip economy class ticket for you, your spouse, and each of your dependent children who relocate to Korea between your home country and Korea for each twelve-month period following the Original Assignment Date.
SCHOOL COSTS
Affiliate shall pay tuition and related costs incurred in Korea of up to 42,000,000 KRW per annum for each of your children enrolled in school in Korea. In the event that this Letter of Assignment is terminated, you agree to repay Affiliate the pro rata share of such school costs for any applicable remaining period following your last date of service.
OTHER REQUIRED PAYMENTS
In some countries, applicable law requires employers to provide separation, severance, or termination payments. Some countries also require employers to provide remuneration, compensation, or benefits payments in addition to the compensation and benefits provided by the Company.
Any remuneration, compensation, severance, separation, or termination payments other than those provided by the express terms of this Letter of Assignment and your Executive Appointment Agreement, that are required to be paid to you under Korean law, shall be offset against and shall reduce any remuneration, compensation, separation, severance, or termination of service payments you may be eligible to receive under this Letter of Assignment, your Executive Appointment Agreement, and the Company’s policies and procedures, if any. Moreover, any remuneration, compensation, severance, separation, or termination payments under this Letter of Assignment, your Executive Appointment

Agreement, and the Company’s policies, if any, shall be considered payments towards and in satisfaction of any remuneration, compensation, severance, and separation or termination payments required to be paid to you under the laws of Korea.
TAX OBLIGATIONS
You should be aware that the Assignment may have the effect of changing your personal tax obligations. As a result of the Assignment, you may be subject to taxes in the U.S. and Korea.
The Company regards timely compliance with both home and host country income tax requirements as a personal obligation of an expatriate. As an expatriate, you are expected to handle your tax matters in such a manner so as not to jeopardize your personal status or that of the Company with home or host country tax authorities. You shall be considered personally liable for fines, penalties, and /or interest charges resulting from your failure to comply with applicable tax regulations, your committing of fraud relative to your tax obligations, and your failure to adhere to tax filing deadlines and /or related data requests from the Company, or a home or host country tax authority. In addition, such failure to comply with these processes can result in disciplinary action, up to and including termination.
You shall be responsible for filing annual income tax returns with the relevant tax authorities. The Company or Affiliate may make such deductions, withholdings and other payments from all sums payable to you under this Letter of Assignment that are required by law.
LOCALIZATION
In the event that at a later date it is mutually agreed between the Company and you that you are to be localized to Korea, you would be transferred to Affiliate. The terms and conditions of your localization will be provided to you at that time.
ABSENCE OF CONFLICT
You represent and warrant that your provision of services to the Company or Affiliate as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.
GOVERNING LAWS
Notwithstanding anything to the contrary in your Executive Appointment Agreement, this Letter of Assignment and the Assignment itself shall only be governed by and construed under the laws of the Republic of Korea. Each party consents to the jurisdiction and venue of the Seoul Central District Court, in any action, suit, or proceeding arising out of or relating to this Agreement that is not subject to arbitration.
ARBITRATION
To the fullest extent permitted by law, the dispute resolution provisions set forth in Section 16 of your Executive Appointment Agreement are hereby incorporated by reference into this Letter of Assignment, and shall apply to any and all disputes between you and Affiliate.
EXECUTION OF LETTER
By signing this letter in the space provided below, you acknowledge that you have read and understand this Letter of Assignment, and you further acknowledge your acceptance of the terms set forth herein. If these terms are acceptable to you, please sign in the space provided below.

ENTIRE AGREEMENT
This Letter of Assignment represents the entire agreement between you and the Company regarding your Assignment, and except as otherwise expressly provided herein, supersedes and replaces the Original Letter of Assignment. There are no other written or oral statements that cover this issue. The terms and conditions enumerated in this Letter of Assignment may be modified only by a written document executed by you and the Company and Affiliate.
COUNTERPARTS
This Letter of Assignment may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.
SECTION HEADINGS
Section headings used in this Letter of Assignment are included for convenience of reference only and will not affect the meaning of any provision of this Letter of Assignment.

Very truly yours,

Coupang, Inc.

[Name]
[Title]

I have read, understand, and agree to the terms and conditions outlined above:

HAROLD ROGERS	Date: , 2021

Signature:

COUPANG, CORP.	Date: , 2021
By: [Name]
Title: [Title]

Signature:

COUPANG, INC.	Date: , 2021
By: [Name]
Title: [Title]

Signature:

[SIGNATURE PAGE TO LETTER OF ASSIGNMENT]

Exhibit B
Confidentiality, Non-Competition and Invention Assignment Agreement